This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor. This document should be read in conjunction with the offer to purchase (the "Offer to Purchase") and accompanying issuer bid circular dated April 27, 2023 (the "Circular"), and the related letter of transmittal (the "Letter of Transmittal") and notice of guaranteed delivery (the "Notice of Guaranteed Delivery").

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer (as defined below) is not being made to Warrantholders (as defined below) in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, Hammerhead (as defined below) may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend this Offer to Warrantholders in such jurisdiction in accordance with applicable laws.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

For U.S. Warrantholders: Enforcement by U.S. Warrantholders of civil liabilities under U.S. federal and state securities laws may be adversely affected by the fact that Hammerhead is incorporated under the Business Corporations Act (Alberta) and located in Canada, and that certain of its directors and officers and the experts named in the Offer are non-residents of the United States.

May 19, 2023

NOTICE OF VARIATION BY

HAMMERHEAD ENERGY INC.

IN RESPECT OF ITS

OFFER TO PURCHASE UP TO 20,000,000 OF ITS WARRANTS

AT A PURCHASE PRICE OF US$1.00 PER WARRANT

This notice is issued in connection with the Offer to Purchase and Circular whereby Hammerhead Energy Inc. ("Hammerhead" or the "Corporation") offered to purchase for cancellation up to 20,000,000 warrants to purchase Class A common shares of the Corporation (the "Warrants") at a price of US$1.00 per Warrant (the "Purchase Price"), subject to the terms and conditions set forth in the Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the "Offer").

Hammerhead hereby gives notice that it is varying the terms of the Offer to reflect and incorporate certain amendments to the Offer to Purchase and Circular (the "Amendments") described in this notice of variation (the "Notice of Variation"), and, accordingly, the Offer to Purchase and Circular are hereby amended to reflect and incorporate the Amendments.

The Amendments are identical to those set out in Amendment No. 1 to the Tender Offer Statement on Schedule TO (the "Schedule TO-I/A"), which was filed by the Corporation with the United States Securities and Exchange Commission (the "SEC") on May 19, 2023. The Schedule TO-I/A amends and supplements the Tender Offer Statement on Schedule TO filed by the Corporation with the SEC on April 28, 2023. See "Notice of Variation - Amendments to the Offer".

This Notice of Variation should be read in conjunction with the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. All references to "Offer to Purchase" in the Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery mean the Offer to Purchase as amended hereby, all references in such documents to the "Circular" mean the Circular as amended hereby, and all references in such documents to the "Offer" mean the Offer to Purchase and Circular as amended hereby, together with the Letter of Transmittal and Notice of Guaranteed Delivery. Except as otherwise set forth herein, the terms and conditions set forth in the Offer continue to be applicable in all respects. Unless the context requires otherwise, capitalized terms used in this Notice of Variation and not defined herein that are defined in the Offer to Purchase and Circular have the respective meanings ascribed thereto in the Offer to Purchase and Circular.

Holders of Warrants ("Warrantholders") wishing to tender all or any portion of their Warrants pursuant to the Offer must comply in all respects with the delivery procedures described in the Offer to Purchase and Circular. See "Offer to Purchase - Procedure for Tendering Warrants" in the Offer to Purchase.

The Offer expires at 5:00 p.m. (Eastern Daylight Time) on June 2, 2023, unless withdrawn, extended or varied.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER, HOWEVER, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER WARRANTHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING WARRANTS PURSUANT TO THE OFFER. OUR DELIVERY OF THIS NOTICE OF VARIATION SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS NOTICE OF VARIATION IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS NOTICE OF VARIATION OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED HEREIN OR THE AFFAIRS OF HAMMERHEAD OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS NOTICE OF VARIATION AND THE OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, VALUATION RESEARCH CORPORATION OR COMPUTERSHARE INVESTOR SERVICES INC.

Any questions or requests for information regarding the Offer should be directed to Computershare Investor Services Inc., the depositary for the Offer (the "Depositary"), at the addresses and telephone numbers of the Depositary set forth on the last page of this Notice of Variation. Warrantholders may request additional copies of this Notice of Variation, the Offer to Purchase, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery from the Depositary, which will promptly furnish to Warrantholders additional copies of these documents at the Corporation's expense.

INFORMATION FOR U.S. WARRANTHOLDERS

The Corporation has filed with the SEC a Schedule TO with respect to the Offer, as amended by the Schedule TO-I/A, pursuant to Section 13(e)(1) of the U.S. Securities Exchange Act of 1934 (the "Exchange Act") and Rule 13e-4(c)(2) promulgated thereunder. See "Additional Information" in the Offer to Purchase and Circular.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS NOTICE OF VARIATION, THE OFFER TO PURCHASE AND CIRCULAR AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

The enforcement by Warrantholders of civil liabilities under U.S. federal and state securities laws may be adversely affected by the fact that Hammerhead is incorporated under the laws of Alberta, that some of its officers and directors and some of the experts named in the Offer to Purchase and Circular are residents of countries other than the United States, and that all of the assets of Hammerhead and some of the assets of such persons are located outside the United States. It may be difficult to effect service of process on Hammerhead, its officers and directors and the experts named in the Offer to Purchase and Circular. In addition, U.S. Warrantholders should not assume that courts in Canada or in the countries where such directors and officers reside or in which Hammerhead's non-U.S. assets or the assets of such persons are located: (a) would enforce judgments of U.S. courts obtained in actions against Hammerhead or such persons predicated upon civil liability provisions of U.S. federal or state securities laws as may be applicable; or (b) would enforce, in original actions, any asserted liabilities against Hammerhead, its subsidiaries or such persons predicated upon such laws. Enforcement of any asserted civil liabilities under U.S. securities laws may be further adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada.

U.S. Warrantholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See "Issuer Bid Circular - Income Tax Consequences" in the Circular. Warrantholders should consult their own tax advisors with respect to their particular circumstances and tax considerations applicable to them.

Hammerhead is a "foreign private issuer" within the meaning of Rule 3b-4 under the Exchange Act. Consequently, Hammerhead is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. Hammerhead is also exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. Hammerhead is also not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material non-public information. In addition, among other matters, Hammerhead's officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Warrants. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq's corporate governance rules. As a result, Warrantholders may not have the same protections afforded to warrantholders of companies that are subject to all of the SEC's rules and the Nasdaq corporate governance requirements applicable to U.S. public companies.

NOTICE OF VARIATION

Hammerhead hereby gives notice that it is varying the terms of the Offer to reflect and incorporate the Amendments to the Offer to Purchase and Circular described below, and, accordingly, the Offer to Purchase and Circular are hereby amended to reflect and incorporate the Amendments. The Amendments are identical to those set out in the Schedule TO-I/A, which was filed by the Corporation with the SEC on May 19, 2023. The Schedule TO-I/A amends and supplements the Tender Offer Statement on Schedule TO filed by the Corporation with the SEC on April 28, 2023.

This Notice of Variation should be read in conjunction with the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. All references to "Offer to Purchase" in the Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery mean the Offer to Purchase as amended hereby, all references in such documents to the "Circular" mean the Circular as amended hereby, and all references in such documents to the "Offer" mean the Offer to Purchase and Circular as amended hereby, together with the Letter of Transmittal and Notice of Guaranteed Delivery. Except as otherwise set forth herein, the terms and conditions set forth in the Offer continue to be applicable in all respects. Unless the context requires otherwise, capitalized terms used in this Notice of Variation and not defined herein that are defined in the Offer to Purchase and Circular have the respective meanings ascribed thereto in the Offer to Purchase and Circular.

To the Warrantholders of Hammerhead:

1. NOTICE OF VARIATION

Quarterly Filing

Following the time of mailing of the Offer, Hammerhead filed its unaudited condensed interim consolidated financial statements as at and for the three months ended March 31, 2023 and management's discussion and analysis thereon with the Alberta Securities Commission and the Ontario Securities Commission on May 11, 2023 and included in the Corporation's Form 6-K furnished to the SEC on May 12, 2023 (collectively, the "Q1 Documents").

For the purposes of the Offer to Purchase and Circular filed with the SEC, the Q1 Documents were deemed to be incorporated by reference in the Offer to Purchase and Circular.  However, for clarity, Hammerhead has effected a consequential amendment to reflect the filing of the Q1 Documents. See "Notice of Variation -  Amendments to the Offer" below in this Notice of Variation.

Amendments to the Offer

On May 19, 2023, the Corporation filed the Schedule TO-I/A with the SEC to reflect certain amendments to the Offer to Purchase and Circular. The Amendments are identical to those set out in the Schedule TO-I/A which was filed with the SEC on May 19, 2023. The Schedule TO-I/A amends and supplements the Tender Offer Statement on Schedule TO filed by the Corporation with the SEC on April 28, 2023.

As a result of the foregoing, the Offer to Purchase and Circular are hereby amended as follows.

On page iv of the Offer to Purchase, the first paragraph under the heading "Information for U.S. Warrantholders - Incorporation by Reference" is restated as follows:

For the purposes of the filing of this document with the SEC, the following documents are incorporated by reference in this Offer to Purchase and Circular: (i) the Corporation's Annual Report on Form 20-F for the year ended December 31, 2022 filed by Hammerhead with the Alberta Securities Commission and the Ontario Securities Commission on March 28, 2023 and with the SEC on March 29, 2023; and (ii) the Corporation's unaudited condensed interim consolidated financial statements as at and for the three months ended March 31, 2023 and management's discussion and analysis thereon filed by Hammerhead with the Alberta Securities Commission and the Ontario Securities Commission on May 11, 2023 and included in the Corporation's Form 6-K furnished to the SEC on May 12, 2023 (collectively, the "Q1 Documents"). You should read the Annual Report on Form 20-F, the Q1 Documents and any other documents subsequently incorporated by reference herein for important information regarding the Corporation.

On page 1 of the Offer to Purchase, the response to the question, "What will the Purchase Price for the Warrants be and what will be the form of payment?" under the heading "Summary" is restated as follows:

The Purchase Price for the Warrants pursuant to the Offer is US$1.00 per Warrant. Warrantholders should be aware that the Offer's $1.00 Purchase Price falls significantly below the lower end of VRC's fair market value ranges contained in the Valuation (as defined herein) for both the Public Warrants and the Private Placement Warrants. If a Warrantholder's Warrants are purchased under the Offer, that Warrantholder will be paid the Purchase Price (subject to applicable withholding taxes, if any) in cash, without interest, promptly following the expiration of the Offer. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See "Offer to Purchase - Purchase Price".

On page 4 of the Offer to Purchase, the response to the question, "Following the Offer, will Hammerhead continue as a public corporation?" under the heading "Summary" is restated as follows:

Yes. The purchase of Warrants pursuant to the Offer will not cause our Shares to be de-listed from Nasdaq or the TSX or cause us to be eligible for deregistration under the Exchange Act. Hammerhead will continue to be a reporting issuer in the provinces of Alberta and Ontario. Hammerhead believes that the purchase of Warrants pursuant to the Offer will not cause the remaining Warrants to be de-listed from Nasdaq or cause the Warrants to become eligible for deregistration under the Exchange Act. Hammerhead believes that the purchase of Warrants through the Offer will not cause the remaining Warrants to be de-listed from the TSX, provided that Hammerhead continues to be in compliance with the public distribution requirements for such Warrants on the TSX. See "Issuer Bid Circular - Purpose and Effect of the Offer".

On page 7 of the Offer to Purchase, the first paragraph under the heading "Section 2 -- Purchase Price" is restated as follows:

The Purchase Price is US$1.00 per Warrant, for an aggregate purchase price not exceeding US$20,000,000. Warrantholders should be aware that the Offer's $1.00 Purchase Price falls significantly below the lower end of VRC's fair market value ranges contained in the Valuation for both the Public Warrants and the Private Placement Warrants. Upon the terms and subject to the conditions of the Offer (including the pro-ration provisions described herein), all Warrantholders who have properly tendered and not withdrawn their Warrants will receive the Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), for all Warrants purchased.

On page 13 of the Offer to Purchase, provision (c)(iii) under the heading "Section 7 - Conditions of the Offer" is restated as follows:

(iii) any actual or potential existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, a natural disaster, pandemic, outbreak, epidemic, or the commencement of a war, armed hostilities, act of terrorism, political instability or other international, national or regional calamity, crisis, emergency, act of God or any governmental or other response to any of the foregoing, directly or indirectly involving or affecting Canada, the United States or any other region where the Corporation maintains significant business activities that is reasonably likely to materially and adversely affect the Corporation's business, the trading in the Warrants or the Shares or the Corporation's ability to complete the Offer;

On page 13 of the Offer to Purchase, provision (c)(viii) under the heading "Section 7 - Conditions of the Offer" is restated as follows:

(viii) a decrease or increase in the market price of the Warrants by 20% or more after the close of business on April 27, 2023;

On page 15 of the Offer to Purchase, provisions (m) and (q) under the heading "Section 7 - Conditions of the Offer" are deleted.

On page 31 of the Circular, the final paragraph under the heading "Section 5 - Price Range and Trading Volume of the Warrants" is restated as follows:

Hammerhead believes that the purchase of Warrants pursuant to the Offer will not cause the remaining Warrants to be de-listed from Nasdaq or cause the Warrants to become eligible for deregistration under the Exchange Act. Hammerhead believes that the purchase of Warrants through the Offer will not cause the remaining Warrants to be de-listed from the TSX, provided that Hammerhead continues to be in compliance with the public distribution requirements for such Warrants on the TSX.

2. TIME FOR ACCEPTANCE

The expiration date of the Offer is not being extended at this time. The Offer will expire at 5:00 p.m. (Eastern Daylight Time) on June 2, 2023, unless withdrawn, extended or varied by Hammerhead.

3. MANNER OF ACCEPTANCE

Warrants may be tendered under the Offer in accordance with the provisions set out in Section 5 of the Offer to Purchase, "Procedure for Tendering Warrants". Warrantholders who have validly tendered and not withdrawn their Warrants need to take no further action to accept the Offer.

4. TAKE-UP AND PAYMENT FOR DEPOSITED WARRANTS

Hammerhead will take up and pay for Warrants validly tendered under the Offer and not withdrawn as set forth in Section 9 of the Offer to Purchase, "Taking Up and Payment for Tendered Warrants".

5. WITHDRAWAL OF DEPOSITED WARRANTS

Warrantholders have the right to withdraw Warrants tendered under the Offer in the circumstances and in the manner set forth in Section 6 of the Offer to Purchase, "Withdrawal Rights".

6. CANADIAN STATUTORY RIGHTS

Securities legislation of the provinces and territories of Canada provides Warrantholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to the Warrantholders. However, such rights must be exercised within prescribed time limits. Warrantholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL AND CERTIFICATE

May 19, 2023

The Board of Directors of Hammerhead Energy Inc. has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated April 27, 2023 and this Notice of Variation dated May 19, 2023, and the sending, communication or delivery thereof to the holders of its warrants. The Offer to Purchase and the accompanying Issuer Bid Circular, as amended and supplemented by this Notice of Variation, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(signed) "Scott Sobie"	(signed) "Michael Kohut"
President, Chief Executive Officer and Director	Senior Vice President, Chief Financial Officer and Director

On behalf of the Board of Directors

(signed) "A. Stewart Hanlon"	(signed) "J. Paul Charron"
Director	Director

The Letter of Transmittal, certificates for Warrants and any other required documents must be sent or delivered by each Warrantholder or the Warrantholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its mailing addresses specified below. Any other questions or requests may be directed to the Depositary at the email address and telephone numbers specified below.

Office of the Depositary for the Offer is:

Computershare Investor Services Inc.

Regular Mail:

Computershare Investor Services Inc.

P.O. Box 7021

31 Adelaide Street East
Toronto, ON M5C 3H2
Attention: Corporate Actions

Registered Mail, Hand or Courier:

8th Floor, 100 University Ave
Toronto, ON M5J 2Y1
Attention: Corporate Actions

For inquiries only:

Toll Free (within North America): 1 (800) 564-6253

Telephone (outside North America): 1 (514) 982-7555
Email: corporateactions@computershare.com

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Warrantholders also may contact their broker, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.